Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Equity Bancshares, Inc. on Form S-1 MEF filed pursuant to the Securities Act of 1933, as amended, of our report dated June 30, 2015 on the consolidated financial statements of Equity Bancshares, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Chizek LLP

Oak Brook, Illinois

November 10, 2015